PRESS RELEASE

FOR ADDITIONAL INFORMATION:
Investor Relations
Heather Kos
+1 844-632-1060
IR@univarsolutions.com

Media Relations
Dwayne Roark
+1 331-777-6031
mediarelations@univarsolutions.com

Univar Solutions Reports Solid 2020 Third Quarter Financial Results and Progress on Streamline 2022 Program
DOWNERS GROVE, Ill. – November 4, 2020 – Univar Solutions Inc. (NYSE: UNVR) ("Univar Solutions" or "the Company"), a global chemical and ingredient distributor and provider of value-added services, announced today its financial results for the third quarter ended September 30, 2020.

Third Quarter 2020 Highlights
•Net income of $28.9 million compared to $2.5 million in the prior year third quarter; Adjusted net income(1) of $58.7 million compared to $60.8 million in the prior year third quarter.
•Earnings per diluted share of $0.17 compared to $0.01 per diluted share in the prior year third quarter. Adjusted earnings per diluted share(1) of $0.34 in the quarter decreased from $0.36 in the prior year third quarter.
•Adjusted EBITDA(1) of $164.6 million compared to $184.2 million in the prior year third quarter. Adjusted EBITDA margin(1) of 8.2 percent compared to 7.7 percent in the prior year third quarter.
•Net cash provided by operating activities decreased to $8.1 million from $214.7 million in the third quarter last year.
•Liquidity as of September 30, 2020 was $730.4 million inclusive of $273.7 million in cash-on-hand and additional availability under committed, asset-based credit facilities.
•Full year outlook for Adjusted EBITDA is expected to be in a range of $629 million to $634 million.

"Our team executed well this quarter, meeting the challenges of variable customer demand and macroeconomic uncertainties, all while managing our costs and advancing our newly launched Streamline 2022 (S22) program. Our financial results reflect the hard work of our dedicated team members, the strength of our supplier and customer relationships, and the benefit of a growing suite of digital capabilities. We also redesigned our global approach to growing our specialty ingredients business through our differentiated end market verticals, expanded our supplier network, and advanced our Nexeo integration, while many customers, suppliers and employees worked remotely around the world," said David Jukes, president and chief executive officer.

"Looking to Q4, we expect Adjusted EBITDA guidance between $140 million to $145 million. Our improving Q3 results continued through October, although we expect November and December, to reflect normal seasonality as well as increased uncertainty with a resurgence of COVID related slowdowns. Longer term we remain firmly committed to our S22 goals of reducing leverage to 3.0x by the end of 2021 and improving EBITDA margins to 9% by the end of 2022."
(1)Non-GAAP financial measure. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measure and related explanations of ratios or percentages, as applicable.

Company Performance
Univar Solutions operating performance results are described below and, unless otherwise indicated, are a comparison of third quarter 2020 results with third quarter 2019 results.

	(Unaudited)
	Three months ended September 30,				% change constant
(in millions)	2020	2019	$ change	% change	currency(1)

Segment External Sales (2)
USA	$1,254.4	$1,562.1	$(307.7)	(19.7)%	(19.7)%
EMEA	399.4	425.0	(25.6)	(6.0)%	(9.7)%
Canada	234.9	283.0	(48.1)	(17.0)%	(16.5)%
LATAM	120.5	117.2	3.3	2.8%	19.9%
Total Consolidated Net Sales	$2,009.2	$2,387.3	$(378.1)	(15.8)%	(15.6)%

Gross Profit (exclusive of depreciation) (4)(5)
USA (3)	$322.2	$366.1	$(43.9)	(12.0)%	(12.0)%
EMEA	98.4	98.2	0.2	0.2%	(4.2)%
Canada	47.4	55.8	(8.4)	(15.1)%	(14.5)%
LATAM	28.0	24.8	3.2	12.9%	36.3%
Total Consolidated Gross Profit (exclusive of depreciation) (3)(4)	$496.0	$544.9	$(48.9)	(9.0)%	(8.7)%

Total Consolidated Net Income	$28.9	$2.5	$26.4	1,056.0%	1,112.0%

Adjusted EBITDA (4)
USA	$110.3	$127.6	$(17.3)	(13.6)%	(13.6)%
EMEA	33.3	31.9	1.4	4.4%	0.6%
Canada	16.6	22.2	(5.6)	(25.2)%	(24.8)%
LATAM	13.1	10.2	2.9	28.4%	58.8%
Other (6)	(8.7)	(7.7)	(1.0)	(13.0)%	(13.0)%
Total Consolidated Adjusted EBITDA(4)	$164.6	$184.2	$(19.6)	(10.6)%	(9.7)%

(1)Represents percentage change for the comparative periods using a constant currency. See “Use of non-GAAP Financial Measures”.
(2)Segment external sales represent sales to third party customers. Inter-segment sales are excluded from segment external sales.
(3)Included in gross profit (exclusive of depreciation) is a $5.3 million charge in USA related to the inventory fair value step-up resulting from our February 2019 Nexeo acquisition. Excluding this charge, adjusted gross profit (exclusive of depreciation) was $371.4 million and $550.2 million for USA and consolidated, respectively. for the three months ended September 30, 2019.
(4)Non-GAAP financial measures. See “Use of non-GAAP Financial Measures” and related schedules attached hereto for reconciliation to the most directly comparable GAAP financial measure.
(5)Gross profit (exclusive of depreciation) is defined as segment net sales inclusive of inter-segment sales less cost of goods sold (exclusive of depreciation).
(6)Other represents unallocated corporate costs that do not directly benefit segments.

Consolidated Results
Univar Solutions reported net sales of $2.0 billion, a decrease of 15.8 percent on a reported basis and 15.6 percent on a constant currency basis(1) compared to the prior year third quarter. Lower sales were driven by lower demand in the global industrial end markets, a reduction in sales due to the Environmental Sciences divestiture, and price deflation affecting certain products, partially offset by higher demand for products in certain essential end markets(2).
Gross profit (exclusive of depreciation) of $496.0 million decreased 9.0 percent on a reported basis and 8.7 percent on a constant currency basis driven primarily by lower demand in the global industrial end markets, the Environmental Sciences divestiture, and price deflation affecting certain products, partially offset by higher demand for products in certain essential end markets(2). Gross margin expanded by 190 basis points to 24.7 percent compared to the prior year third quarter, driven primarily by favorable product and end market mix.
Univar Solutions reported net income of $28.9 million, or $0.17 per diluted share, compared to net income of $2.5 million, or $0.01 per diluted share, in the prior year third quarter. The increase was primarily due to lower taxes and lower warehousing, selling and administrative expenses (WS&A), partially offset by lower gross profit (exclusive of depreciation).
Adjusted earnings per diluted share(1) of $0.34 in the quarter decreased from $0.36 in the prior year third quarter. Lower adjusted EBITDA more than offset lower interest expense and lower taxes.
Adjusted EBITDA of $164.6 million decreased $19.6 million, or 10.6 percent, compared to the prior year third quarter, or a decrease of 9.7 percent on a constant currency basis. The decrease was primarily due to lower demand in the global industrial end markets, price deflation affecting certain product margins, and the Environmental Sciences divestiture, partially offset by the realization of Nexeo net synergies, favorable product mix, and cost reduction measures.
Net cash provided by operating activities decreased to $8.1 million from $214.7 million in the third quarter last year, primarily driven by higher net working capital use, partially offset by higher net income.
The Company's leverage ratio(1) at September 30, 2020 was 3.8x compared to 3.9x in the prior year third quarter.
Segment Results
USA:
•USA external sales declined 19.7 percent during the quarter, primarily due to lower industrial end market demand, the Environmental Sciences divestiture, energy headwinds and price deflation on certain products, partially offset by higher demand for products in certain essential end markets.
•Gross profit (exclusive of depreciation) was lower by 12.0 percent. Gross margin increased 230 basis points to 25.7 percent, reflecting favorable product mix, including higher demand from essential end markets.
•Adjusted EBITDA decreased 13.6 percent to $110.3 million due to lower industrial end market demand, energy headwinds, and the Environmental Sciences divestiture, partially offset by higher demand for products in certain essential end markets, lower WS&A as a result of Nexeo net synergies and additional cost reduction actions. Adjusted EBITDA margin increased by 60 basis points to 8.8 percent primarily due to higher gross margins.

(1)Non-GAAP financial measure. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measure and related explanations of ratios or percentages, as applicable.
(2)Essential end markets include markets that provide products and services that are essential for maintaining clean drinking water, waste water treatment, home, industrial and health care facility sanitization, and that are used in the manufacturing of food and pharmaceuticals.

EMEA:
•EMEA external sales decreased 6.0 percent, or 9.7 percent on a constant currency basis, primarily due to lower industrial end market demand, partially offset by higher demand for products in certain essential end markets.
•Gross profit (exclusive of depreciation) increased 0.2 percent, or decreased 4.2 percent on a constant currency basis, and gross margin increased 150 basis points to 24.6 percent driven by favorable product mix, including higher demand from essential end markets.
•Adjusted EBITDA increased 4.4 percent to $33.3 million on a reported basis, or 0.6 percent on a constant currency basis, compared to the prior year quarter. This was primarily due to higher demand from products in certain essential end markets and additional cost reduction actions partially offset by lower industrial end market demand and declines in pharmaceutical finished goods as anticipated. Adjusted EBITDA margin increased 80 basis points to 8.3 percent primarily due to higher gross margins.
CANADA:
•Canada external sales decreased by 17.0 percent, or 16.5 percent on a constant currency basis, primarily due to the Environmental Sciences divestiture, lower agriculture and energy demand, and price deflation affecting certain products, partially offset by higher demand for products in certain essential end markets.
•Gross profit (exclusive of depreciation) decreased by 15.1 percent, or 14.5 percent on a constant currency basis, and gross margin increased 50 basis points to 20.2 percent, driven primarily by favorable product mix, including higher demand from essential end markets.
•Adjusted EBITDA decreased 25.2 percent to $16.6 million on a reported basis, or 24.8 percent on a constant currency basis compared to the prior year. Adjusted EBITDA decreased primarily due to write-down of inventory related to the Canadian agriculture wholesale distribution exit, price deflation affecting certain products, the Environmental Sciences divestiture and lower demand in energy markets, partially offset by cost reduction measures and more favorable product mix. Adjusted EBITDA margin decreased by 70 basis points to 7.1 percent, primarily due to higher gross margins and additional cost reduction measures being more than offset by the write-down of inventory related to the Canadian agriculture wholesale distribution exit.
LATAM:
•LATAM external sales increased by 2.8 percent, or 19.9 percent on a constant currency basis, largely due to higher demand for products in industrial solutions and certain essential end markets, partially offset by the Environmental Sciences divestiture.
•Gross profit (exclusive of depreciation) increased by 12.9 percent, or 36.3 percent on a constant currency basis and gross margin increased 200 basis points to 23.2 percent due to favorable product mix from industrial solutions and certain essential end markets.
•Adjusted EBITDA increased 28.4 percent to $13.1 million on a reported basis, or 58.8 percent on a constant currency basis. Adjusted EBITDA increased primarily due to higher demand for products in industrial solutions and certain essential end markets. Adjusted EBITDA margin increased 220 basis points to 10.9 percent primarily due to higher gross margins.

(1)Non-GAAP financial measure. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measure and related explanations of ratios or percentages, as applicable.

Cost Reductions, Nexeo integration & Streamline 2022 Update
In response to the ongoing challenging and uncertain economic environment, the Company is continuing to actively manage its expense base and seeking to realize cost reductions in an effort to maintain Univar Solutions' financial strength while continuing to serve its suppliers and customers' needs. These savings represent in aggregate over $40 million in anticipated cost reductions for 2020, which are incremental to the net synergies expected in 2020 from the Nexeo acquisition of $45 million, a $10 million increase from the Company's expectations at the end of second quarter of 2020. The Company continues to expect to achieve the targeted $120 million in annual Nexeo net synergies by early 2022.
The Company made significant progress in the third quarter on its previously announced Streamline 2022 Program which is expected to improve operational agility, drive faster sales growth, particularly in North America, reduce leverage to 3.0x by the end of 2021 and improve EBITDA margins to 9% by the end of 2022. Actions to advance these goals include:
•Sale of our industrial spill and emergency response businesses
•Wind down of our Canadian Agriculture wholesale distribution business
•Agreement reached on sale of our Canadian Agriculture services business; and
•Cessation of investment in certain technology assets

Outlook & Liquidity
For the fourth quarter of 2020, the Company expects Adjusted EBITDA to be between approximately $140 million and $145 million or full-year Adjusted EBITDA to be within a range of $629 million to $634 million, compared to $158.8 million for the fourth quarter of 2019 and $704.2 million for full year 2019.
The Company is forecasting liquidity of approximately $750-$800 million in cash and available lines of credit at year end. The Company still expects $100 million of available cash for debt paydown at year end, excluding the effect of divestments. The Company has no significant debt maturities until 2024 and is in full compliance with its credit agreements.
The Company plans to continue to work towards optimizing its working capital efficiency, maintaining financial flexibility and evaluating further reductions in capital expenditures to preserve cash flow to the extent required.

Univar Solutions to Host Webcast on November 5, 2020 at 9:00 a.m. ET
The Company will host a webcast with investors to discuss 2020 third quarter results at 9:00 a.m. ET on November 5, 2020, which can be accessed on the Investor Relations section of its website at http://investors.univarsolutions.com. After the live webcast, a replay of the webcast will be available on the same website.

Use of Non-GAAP Measures
In this press release, the Company’s financial results are provided both in accordance with accounting principles generally accepted in the United States of America (GAAP) and using certain non-GAAP financial measures. In particular, the Company presents the non-GAAP financial measures of gross profit (exclusive of depreciation), adjusted gross profit (exclusive of depreciation), gross margin (defined as gross profit (exclusive of depreciation) divided by net sales on a consolidated level and by external sales on a segment level), Adjusted EBITDA, Adjusted EBITDA margin defined as Adjusted EBITDA divided by net sales on a consolidated level and by external sales on a segment level, Adjusted net income, Adjusted earnings per diluted share, leverage ratio, total cash flow available to pay down debt before acquisitions and divestitures and constant currency. The non-GAAP financial measures are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help investors’ ability to analyze underlying trends in the Company’s business, evaluate its performance relative to other companies in its industry and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. Additionally, the Company uses Adjusted EBITDA in setting performance incentive targets to align management compensation with operational performance.
The Company evaluates its results of operations on both an as reported and a constant currency basis. The constant currency presentation is a non-GAAP financial measure, which excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing information on a constant currency basis provides valuable supplemental information regarding its results of operations, consistent with how it evaluates its performance. The Company calculates constant currency percentages by converting its financial results in local currency for a period using the average exchange rate for the prior period to which it is comparing.
Adjusted EBITDA, Adjusted EBITDA margin, gross profit (exclusive of depreciation), adjusted gross profit (exclusive of depreciation), gross margin, Adjusted net income, Adjusted earnings per diluted share, leverage ratio, total cash flow available to pay down debt before acquisitions and divestitures and constant currency are not measures calculated in accordance with GAAP and should not be considered a substitute for net income or any other measure of financial performance presented in accordance with GAAP. Additionally, other companies may calculate Adjusted EBITDA and other such metrics differently than we do, limiting their usefulness as comparative measures. For further information related to the Company’s use of non-GAAP financial measures, and the reconciliations to the most directly comparable GAAP measures, see the schedules attached hereto.

About Univar Solutions
Univar Solutions (NYSE: UNVR) is a leading global specialty chemical and ingredient distributor representing a premier portfolio from the world's leading producers. With the industry's largest private transportation fleet and North American sales force, unparalleled logistics know-how, deep market and regulatory knowledge, world-class formulation and recipe development, and leading digital tools the company is well-positioned to offer tailored solutions and value-added services to a wide range of markets, industries, and applications. Univar Solutions is committed to helping customers and suppliers innovate and grow together. Learn more at www.univarsolutions.com.

Forward-Looking Statements
This press release includes certain statements relating to future events and our intentions, beliefs, expectations, and outlook for the future, which are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the impacts of the effects of COVID-19 on the Company, the Company's anticipated future results and financial performance, liquidity position and cash flows, actions regarding expense control and cost reductions, expected net synergies from the Nexeo acquisition, capital expenditures and other statements regarding the Company's Streamline 2022 Program and other initiatives. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company's control. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the expectations and assumptions. A detailed discussion of these factors and uncertainties is contained in the Company's filings with the Securities and Exchange Commission. Potential factors that could affect such forward-looking statements include, among others: the sustained geographic spread of the COVID-19 pandemic; the duration and severity of the COVID-19 pandemic; current and new actions that may be taken by governmental authorities to address or otherwise mitigate the impact of the COVID-19 pandemic; the potential negative impacts of COVID-19 on the global economy and our customers and suppliers; the overall impact of the COVID-19 pandemic on our business, results of operations and financial condition; other fluctuations in general economic conditions, particularly in industrial production and the demands of our customers and the timing and extent of an economic recovery; significant changes in the business strategies of producers or in the operations of our customers; increased competitive pressures, including as a result of competitor consolidation; significant changes in the pricing, demand and availability of chemicals; our levels of indebtedness, the restrictions imposed by our debt instruments, and our ability to obtain additional financing when needed; the broad spectrum of laws and regulations that we are subject to, including extensive environmental, health and safety laws and regulations; an inability to integrate the business and systems of companies we acquire, including of

Nexeo, or to realize the anticipated benefits of such acquisitions; potential business disruptions and security breaches, including cybersecurity incidents; an inability to generate sufficient working capital; increases in transportation and fuel costs and changes in our relationship with third party providers; accidents, safety failures, environmental damage, product quality and liability issues and recalls; major or systemic delivery failures involving our distribution network or the products we carry; operational risks for which we may not be adequately insured; ongoing litigation and other legal and regulatory risks; challenges associated with international operations; exposure to interest rate and currency fluctuations; potential impairment of goodwill; liabilities associated with acquisitions, ventures and strategic investments; negative developments affecting our pension plans and multi-employer pensions; labor disruptions associated with the unionized portion of our workforce; and the other factors described in the Company's filings with the Securities and Exchange Commission. We caution you that the forward-looking information presented in this press release is not a guarantee of future events or results, and that actual events or results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "plan," "seek, "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.
###

Univar Solutions Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in millions, except per share data)	2020	2019	2020	2019
Net sales	$2,009.2	$2,387.3	$6,229.6	$7,131.9
Cost of goods sold (exclusive of depreciation)	1,513.2	1,842.4	4,711.9	5,513.3
Operating expenses:
Outbound freight and handling	85.9	96.8	258.1	275.1
Warehousing, selling and administrative	245.5	269.2	770.5	803.4
Other operating expenses, net	21.4	30.2	69.1	258.8
Depreciation	41.6	41.6	123.7	114.5
Amortization	14.7	12.1	45.3	45.1
Impairment charges	20.7	7.0	37.6	7.0
Total operating expenses	$429.8	$456.9	$1,304.3	$1,503.9
Operating income	$66.2	$88.0	$213.4	$114.7
Other (expense) income:
Interest income	0.5	0.6	1.7	2.3
Interest expense	(28.2)	(37.4)	(87.4)	(111.2)
Loss on sale of business	(9.3)	—	(17.9)	—
Loss on extinguishment of debt	—	—	(1.8)	(0.7)
Other income (expense), net	2.4	(5.5)	(7.4)	(17.2)
Total other expense	$(34.6)	$(42.3)	$(112.8)	$(126.8)
Income (loss) before income taxes	31.6	45.7	100.6	(12.1)
Income tax expense from continuing operations	2.7	43.2	14.0	38.4
Net income (loss) from continuing operations	$28.9	$2.5	$86.6	$(50.5)
Net income from discontinued operations	$—	$—	$—	$5.4
Net income (loss)	$28.9	$2.5	$86.6	$(45.1)

Income (loss) per common share:
Basic from continuing operations	$0.17	$0.01	$0.51	$(0.31)
Basic from discontinued operations	—	—	—	0.03
Basic income (loss) per common share	$0.17	$0.01	$0.51	$(0.28)
Diluted from continuing operations	$0.17	$0.01	$0.51	$(0.31)
Diluted from discontinued operations	—	—	—	0.03
Diluted income (loss) per common share	$0.17	$0.01	$0.51	$(0.28)

Weighted average common shares outstanding:
Basic	169.0	168.6	168.9	162.6
Diluted	169.8	169.5	169.7	162.6

Univar Solutions Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except per share data)	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$273.7	$330.3
Trade accounts receivable, net of allowance for doubtful accounts of $24.6 and $12.9 at September 30, 2020 and December 31, 2019, respectively.	1,276.8	1,160.1
Inventories	696.3	796.0
Prepaid expenses and other current assets	171.8	167.2
Total current assets	$2,418.6	$2,453.6
Property, plant and equipment, net	1,085.2	1,152.4
Goodwill	2,267.3	2,280.8
Intangible assets, net	263.3	320.2
Deferred tax assets	20.9	21.3
Other assets	252.0	266.5
Total assets	$6,307.3	$6,494.8
Liabilities and stockholders’ equity
Current liabilities:
Short-term financing	$0.4	$0.7
Trade accounts payable	761.8	895.0
Current portion of long-term debt	27.6	25.0
Accrued compensation	86.7	103.6
Other accrued expenses	393.2	425.1
Total current liabilities	$1,269.7	$1,449.4
Long-term debt	2,660.4	2,688.8
Pension and other postretirement benefit liabilities	279.8	295.6
Deferred tax liabilities	61.4	56.3
Other long-term liabilities	285.0	271.9
Total liabilities	$4,556.3	$4,762.0
Stockholders’ equity:
Preferred stock, 200.0 million shares authorized at $0.01 par value with no shares issued or outstanding as of September 30, 2020 and December 31, 2019	$—	$—
Common stock, 2.0 billion shares authorized at $0.01 par value with 169.1 million and 168.7 million shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	1.7	1.7
Additional paid-in capital	2,979.3	2,968.9
Accumulated deficit	(771.9)	(858.5)
Accumulated other comprehensive loss	(458.1)	(379.3)
Total stockholders’ equity	$1,751.0	$1,732.8
Total liabilities and stockholders’ equity	$6,307.3	$6,494.8

Univar Solutions Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2020	2019	2020	2019
Operating activities:
Net income (loss)	$28.9	$2.5	$86.6	$(45.1)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	56.3	53.7	169.0	159.6
Impairment charges	20.7	7.0	37.6	7.0
Amortization of deferred financing fees and debt discount	1.4	2.2	4.7	7.0
Amortization of pension credit from accumulated other comprehensive loss	—	—	0.1	0.1
Loss on sale of business	9.3	—	17.9	—
(Gain) loss on sale of property, plant and equipment	(0.8)	0.2	(8.3)	1.7
Loss on extinguishment of debt	—	—	1.8	0.7
Deferred income taxes	9.7	29.3	5.2	4.4
Stock-based compensation expense	2.6	4.4	10.9	21.7
Charge for inventory step-up of acquired inventory	—	5.3	—	5.3
Other	0.8	0.6	2.6	2.1
Changes in operating assets and liabilities:
Trade accounts receivable, net	(15.1)	157.5	(126.2)	3.7
Inventories	67.6	49.7	89.6	72.1
Prepaid expenses and other current assets	5.4	47.2	(19.2)	20.0
Trade accounts payable	(153.7)	(95.6)	(123.4)	(85.2)
Pensions and other postretirement benefit liabilities	(8.7)	(9.9)	(16.8)	(22.6)
Other, net	(16.3)	(39.4)	(50.5)	(118.3)
Net cash provided by operating activities	$8.1	$214.7	$81.6	$34.2
Investing activities:
Purchases of property, plant and equipment	$(37.1)	$(26.7)	$(82.1)	$(72.1)
Purchases of businesses, net of cash acquired	—	(45.5)	—	(1,201.0)
Proceeds from sale of property, plant, and equipment	4.7	2.8	17.7	3.6
Proceeds/(payments) from sale of business	6.2	24.3	(2.0)	664.3
Other	(0.8)	—	(7.8)	(1.3)
Net cash used by investing activities	$(27.0)	$(45.1)	$(74.2)	$(606.5)
Financing activities:
Proceeds from issuance of long-term debt	$—	$—	$—	$947.0
Payments on long-term debt and finance lease obligations	(7.5)	(5.9)	(196.8)	(465.4)
Net (payments) proceeds under revolving credit facilities	(247.2)	(118.2)	137.2	130.6
Short-term financing, net	(2.2)	2.5	1.3	(4.4)
Taxes paid related to net share settlements of stock-based compensation awards	(0.6)	—	(2.0)	(2.8)
Stock option exercises	—	—	0.7	5.7
Other	—	—	0.7	0.6
Net cash (used) provided by financing activities	$(257.5)	$(121.6)	$(58.9)	$611.3
Effect of exchange rate changes on cash and cash equivalents	$2.7	$(22.9)	$(5.1)	$(26.0)
Net (decrease) increase in cash and cash equivalents	(273.7)	25.1	(56.6)	13.0
Cash and cash equivalents at beginning of period	547.4	109.5	330.3	121.6
Cash and cash equivalents at end of period	$273.7	$134.6	$273.7	$134.6

Schedule A
Univar Solutions Inc.
Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income and
Diluted Earnings per Share to Adjusted Diluted Earnings per Share
(Unaudited)

	Three months ended September 30,				Nine months ended September 30,
	2020		2019		2020		2019
(in millions, except per share data)	Amount (1)	per share (2)	Amount (1)	per share (2)	Amount	per share (2)	Amount	per share (2)
Net income (loss) and diluted EPS	$28.9	$0.17	$2.5	$0.01	$86.6	$0.51	$(45.1)	$(0.28)
Net income from discontinued operations	—	—	—	—	—	—	(5.4)	(0.03)
Exchange (gain) loss (3)	(0.5)	—	(15.9)	(0.09)	6.1	0.04	(13.6)	(0.08)
Derivative (gain) loss (3)	(0.4)	—	21.6	0.14	5.5	0.03	30.0	0.19
Loss on sale of business, property, plant and equipment(3)	8.5	0.05	0.2	—	9.6	0.06	1.7	0.01
Restructuring, employee severance and other facility closure costs (3)(4)	4.0	0.03	10.4	0.05	23.1	0.14	30.1	0.18
Impairment charges	20.7	0.12	7.0	0.04	37.6	0.22	7.0	0.04
Inventory step-up adjustment	—	—	5.3	0.03	—	—	5.3	0.03
Brazil VAT charge	—	—	—	—	0.3	—	—	—
Loss on extinguishment of debt and debt refinancing costs (3)	—	—	—	—	1.9	0.01	0.7	—
Acquisition and integration related costs (3)	14.1	0.08	18.6	0.11	45.9	0.27	128.3	0.79
Saccharin legal settlement (3)	—	—	—	—	—	—	62.5	0.38
Fair value adjustment for warrants (3)(4)	1.1	—	(4.2)	(0.02)	(6.4)	(0.04)	(6.8)	(0.04)
Other (3)(4)	1.1	—	1.1	0.01	6.1	0.03	23.8	0.15
Income tax (benefit) expense related to reconciling items (5)	(4.9)	(0.03)	5.1	0.03	(22.3)	(0.13)	(32.5)	(0.20)
Other discrete tax items (6)	(13.9)	(0.08)	9.1	0.05	(27.3)	(0.16)	(4.9)	(0.03)
Adjusted net income and diluted EPS (1)	$58.7	$0.34	$60.8	$0.36	$166.7	$0.98	$181.1	$1.11

GAAP diluted common shares outstanding (2)	169.8		169.5		169.7		162.6
Effect of dilutive securities: stock compensation plans	—		—		—		0.8
Adjusted diluted common shares outstanding (2)	169.8		169.5		169.7		163.4

(1)The quarter-to-date period is calculated so the sum of quarterly amounts equals the year-to-date period. Immaterial differences may exist due to rounding.
(2)Diluted and adjusted diluted earnings per share is calculated using net income (loss) or adjusted net income available to common shareholders divided by diluted and adjusted diluted weighted average shares outstanding during each period, respectively, which includes unvested restricted shares. Diluted earnings per share considers the impact of potential dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect. Adjusted earnings per diluted share is based on the GAAP dilutive share count, except where adjustments to GAAP net loss result in an adjusted net income position.
(3)Reconciling items represent items disclosed on Schedule D included in this document, excluding stock-based compensation and non-operating retirement benefits.
(4)Immaterial differences may exist in the calculation of per share amounts due to rounding.
(5)Tax on reconciling items is calculated as the difference between the tax provisions on US GAAP pre-tax earnings and Adjusted pre-tax earnings utilizing the appropriate tax rates and laws of each jurisdiction.
(6)Discrete tax items primarily relate to impairment charges and tax law changes in the current year and the Nexeo Plastics sale in the prior year.

Schedule B
Univar Solutions Inc.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
(Unaudited)

(in millions)	Q3'18	Q4'18	Q1'19	Q2'19	Q3'19	Q4'19	Q1'20	Q2'20	Q3'20	YTD Q3'19	YTD Q3'20	LTM(2) Q2'19	LTM(2) Q3'19	LTM(2) Q2'20	LTM(2) Q3'20
Net income (loss)	$49.6	$1.2	$(63.9)	$16.3	$2.5	$(55.1)	$55.9	$1.8	$28.9	$(45.1)	$86.6	$3.2	$(43.9)	$5.1	$31.5
Net (income) loss from discontinued operations	—	—	(6.1)	0.7	—	—	—	—	—	(5.4)	—	(5.4)	(5.4)	—	—
Depreciation	31.5	31.4	33.2	39.7	41.6	40.5	41.7	40.4	41.6	114.5	123.7	135.8	145.9	164.2	164.2
Amortization	13.5	13.6	14.4	18.6	12.1	14.6	15.8	14.8	14.7	45.1	45.3	60.1	58.7	57.3	59.9
Interest expense, net	32.2	33.3	34.2	37.9	36.8	30.6	28.1	29.9	27.7	108.9	85.7	137.6	142.2	125.4	116.3
Income tax expense (benefit)	20.3	(7.8)	(23.3)	18.5	43.2	66.1	(0.3)	11.6	2.7	38.4	14.0	7.7	30.6	120.6	80.1
EBITDA	$147.1	$71.7	$(11.5)	$131.7	$136.2	$96.7	$141.2	$98.5	$115.6	$256.4	$355.3	$339.0	$328.1	$472.6	$452.0
Other operating expenses, net (1)	12.4	36.5	164.8	63.8	30.2	39.4	4.1	43.6	21.4	258.8	69.1	277.5	295.3	117.3	108.5
Other (income) expense, net (1)	(2.5)	35.7	6.1	5.6	5.5	53.3	5.9	3.9	(2.4)	17.2	7.4	44.9	52.9	68.6	60.7
Impairment charges	—	—	—	—	7.0	—	—	16.9	20.7	7.0	37.6	—	7.0	23.9	37.6
(Gain)/loss on sale of business	—	—	—	—	—	(41.4)	8.6	—	9.3	—	17.9	—	—	(32.8)	(23.5)
Loss on extinguishment of debt	—	0.1	0.7	—	—	19.1	1.8	—	—	0.7	1.8	0.8	0.8	20.9	20.9
Brazil VAT (recovery) charge	—	—	—	—	—	(8.3)	—	0.3	—	—	0.3	—	—	(8.0)	(8.0)
Inventory step-up adjustment	—	—	—	—	5.3	—	—	—	—	5.3	—	—	5.3	5.3	—
Adjusted EBITDA	$157.0	$144.0	$160.1	$201.1	$184.2	$158.8	$161.6	$163.2	$164.6	$545.4	$489.4	$662.2	$689.4	$667.8	$648.2

(1)Refer to Schedule D for more information for the three and nine months ended September 30, 2020 and 2019.
(2)Last Twelve Month (LTM) Adjusted EBITDA is used in the calculation of the Company's leverage ratio. LTM Adjusted EBITDA in the leverage ratio calculation as shown in Schedule E differs from this Schedule as the leverage ratio calculation includes adjustments for acquisitions and divestitures and excludes the impact of synergies not yet realized. Refer to Schedule E for more information.

Schedule C
Univar Solutions Inc.
Gross Profit (exclusive of depreciation)
(Unaudited)

	USA	EMEA	Canada	LATAM	Other/ Eliminations (1)	Consolidated
(in millions)	Three Months Ended September 30, 2020
External customers	$1,254.4	$399.4	$234.9	$120.5	$—	$2,009.2
Inter-segment	14.6	0.6	0.5	—	(15.7)	—
Total net sales	$1,269.0	$400.0	$235.4	$120.5	$(15.7)	$2,009.2
Cost of goods sold (exclusive of depreciation)	$946.8	$301.6	$188.0	$92.5	$(15.7)	$1,513.2
Outbound freight and handling	60.1	13.9	9.5	2.4	—	85.9
Warehousing, selling and administrative	151.8	51.2	21.3	12.5	8.7	245.5
Adjusted EBITDA	$110.3	$33.3	$16.6	$13.1	$(8.7)	$164.6

	USA	EMEA	Canada	LATAM	Other/ Eliminations (1)	Consolidated
(in millions)	Three Months Ended September 30, 2020
Net sales	$1,269.0	$400.0	$235.4	$120.5	$(15.7)	$2,009.2
Cost of goods sold (exclusive of depreciation)	946.8	301.6	188.0	92.5	(15.7)	1,513.2
Gross profit (exclusive of depreciation)	$322.2	$98.4	$47.4	$28.0	$—	$496.0

	USA	EMEA	Canada	LATAM	Other/ Eliminations (1)	Consolidated
(in millions)	Three Months Ended September 30, 2019
External customers	$1,562.1	$425.0	$283.0	$117.2	$—	$2,387.3
Inter-segment	29.5	0.6	1.7	—	(31.8)	—
Total net sales	$1,591.6	$425.6	$284.7	$117.2	$(31.8)	$2,387.3
Cost of goods sold (exclusive of depreciation)	$1,225.5	$327.4	$228.9	$92.4	$(31.8)	$1,842.4
Inventory step-up adjustment (2)	5.3	—	—	—	—	5.3
Outbound freight and handling	69.7	14.3	10.5	2.3	—	96.8
Warehousing, selling and administrative	174.1	52.0	23.1	12.3	7.7	269.2
Adjusted EBITDA(2)	$127.6	$31.9	$22.2	$10.2	$(7.7)	$184.2

	USA	EMEA	Canada	LATAM	Other/ Eliminations (1)	Consolidated
(in millions)	Three Months Ended September 30, 2019
Net sales	$1,591.6	$425.6	$284.7	$117.2	$(31.8)	$2,387.3
Cost of goods sold (exclusive of depreciation)	1,225.5	327.4	228.9	92.4	(31.8)	1,842.4
Gross profit (exclusive of depreciation)	$366.1	$98.2	$55.8	$24.8	$—	$544.9
Inventory step-up adjustment (2)	5.3	—	—	—	—	5.3
Adjusted gross profit (exclusive of depreciation)(2)	$371.4	$98.2	$55.8	$24.8	$—	$550.2

(1)Other/Eliminations represents the elimination of intersegment transactions as well as unallocated corporate costs consisting of costs specifically related to parent company operations that do not directly benefit segments, either individually or collectively.
(2)Adjusted EBITDA and adjusted gross profit (exclusive of depreciation) exclude the inventory fair value step-up adjustment resulting from our February 2019 Nexeo acquisition in USA for the three months ended September 30, 2019. Adjusted gross profit (exclusive of depreciation) is equal to gross profit (exclusive of depreciation) for EMEA, Canada and LATAM segments.

Schedule D
Univar Solutions Inc.
Detail of Other operating expenses, net and
Other income (expense), net
(Unaudited)

Other operating expenses, net
	Three months ended September 30,		Nine months ended September 30,
(in millions)	2020	2019	2020	2019
Acquisition and integration related expenses	$14.1	$18.6	$45.9	$128.3
Stock-based compensation expense	2.6	4.4	10.9	21.7
Restructuring charges	0.9	0.6	9.7	1.2
Other employee severance costs	2.9	4.2	11.2	23.3
Other facility closure costs	0.2	5.6	2.2	5.6
Saccharin legal settlement	—	—	—	62.5
Fair value adjustment for warrants	1.1	(4.2)	(6.4)	(6.8)
(Gain) loss on sale of property, plant and equipment	(0.8)	0.2	(8.3)	1.7
Other	0.4	0.8	3.9	21.3
Total other operating expenses, net	$21.4	$30.2	$69.1	$258.8

Other income (expense), net
	Three months ended September 30,		Nine months ended September 30,
(in millions)	2020	2019	2020	2019
Foreign currency transactions	$0.3	$(0.9)	$(6.1)	$(3.7)
Foreign currency denominated loans revaluation	0.2	16.8	—	17.3
Undesignated foreign currency derivative instruments	0.5	(20.6)	0.6	(26.2)
Undesignated swap contracts	(0.1)	(1.0)	(6.1)	(3.8)
Non-operating retirement benefits	2.2	0.5	6.5	1.7
Debt refinancing costs	—	—	(0.1)	—
Other	(0.7)	(0.3)	(2.2)	(2.5)
Total other income (expense), net	$2.4	$(5.5)	$(7.4)	$(17.2)

Schedule E
Univar Solutions Inc.
Reconciliation of GAAP Debt to Net Debt
(Unaudited)

	September 30,				June 30,
(in millions)	2020		2019		2020		2019
Total short-term and long-term debt	$2,688.0		$2,996.1		$2,929.1		$3,136.1
Add: Short-term financing	0.4		2.9		0.9		3.2
Less: Cash and cash equivalents	(273.7)		(134.6)		(547.4)		(109.5)
Total net debt	$2,414.7		$2,864.4		$2,382.6		$3,029.8

LTM Adjusted EBITDA (1)(2)	$641.2		$742.3		$654.8		$746.9

Leverage ratio (Total net debt/LTM Adjusted EBITDA)	3.8	x	3.9	x	3.6	x	4.1	x

(1)LTM Adjusted EBITDA, as defined by the Company's credit agreements, includes adjustments for acquisitions and divestitures and excludes the impact of synergies not yet realized. For September 30, 2020 and June 30, 2020, LTM Adjusted EBITDA excludes three and six months of Adjusted EBITDA of $7 million and $13 million, respectively, related to the Environmental Sciences business divestiture on December 31, 2019. For September 30, 2019 and June 30, 2019, LTM Adjusted EBITDA includes five and eight months of Nexeo Chemicals Adjusted EBITDA, respectively, based on the 2018 full year estimate of $127 million for the periods prior to the closing of the Nexeo acquisition on February 28, 2019.
(2)Refer to Schedule B for more information on LTM Adjusted EBITDA before the adjustments discussed in the note above.

Schedule F
Univar Solutions Inc.
Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA Guidance
(Unaudited)

		Year ended December 31, 2019	Guidance
			Q4 2020		Full year 2020
(in millions)	Q4 2019		Low	High	Low	High
Net (loss) income (1)	$(55.1)	$(100.2)	$9	$38	$96	$124
Net income from discontinued operations (1)	—	(5.4)	—	—	—	—
Depreciation (1)	40.5	155.0	42	38	166	162
Amortization (1)	14.6	59.7	16	14	61	59
Interest expense, net (1)	30.6	139.5	29	19	115	105
Income tax expense (1)	66.1	104.5	4	16	17	30
Other operating expenses, net (1)	39.4	298.2	40	20	109	89
Other expense, net (1)	53.3	70.5	—	—	7	7
Loss on extinguishment of debt (1)	19.1	19.8	—	—	2	2
(Gain)/loss on sale of business (1)	(41.4)	(41.4)	—	—	18	18
Impairment charges (1)	—	7.0	—	—	38	38
Inventory step-up adjustment (1)	—	5.3	—	—	—	—
Brazil VAT (recovery) charge (1)	(8.3)	(8.3)	—	—	—	—
Adjusted EBITDA	$158.8	$704.2	$140	$145	$629	$634

(1)Adjusted EBITDA excludes from forecasted net income the impact of gains and losses of foreign currency and on divestitures, refinancing costs, potential impairments, discrete tax items and other unusual or nonrecurring items that might materially impact GAAP net income. We have not provided a further reconciliation of Adjusted EBITDA to GAAP net income as such reconciliation is not available without unreasonable efforts because the additional components in deriving Adjusted EBITDA are evaluated on an ongoing basis, can be highly variable and cannot reasonably be predicted and should not be viewed as guidance. In addition, forecasted net income presented within this reconciliation is provided for informational purposes only and should not be viewed as guidance, as reported GAAP net income may differ materially from forecasted net income due to the impact of the items of the type identified above.

Schedule G

Univar Solutions Inc.
Reconciliation of GAAP Cash Flow from Operations to Total Cash Flow available to pay down debt before Acquisitions & Divestitures
(Unaudited)

(in millions)	Year ended December 31, 2019	Guidance Full year 2020
Net cash provided by operating activities (1)	$363.9	$180
Net cash used by investing activities (1)	(433.1)	(82)
Purchases of businesses, net of cash acquired	1,201.0	—
(Proceeds)/payments from sale of business	(838.3)	2
Total cash available to pay down debt before acquisitions and divestitures	$293.5	$100

Net cash provided (used) by financing activities (1)	$295.2	$(62)

(1)The forecasted net cash provided by operating activities and used by investing and financing activities presented within this reconciliation excludes certain unusual or infrequent items, such as refinancing costs, potential impairments, discrete tax items and other unusual or nonrecurring items. While the Company expects that these unusual or infrequent items may occur in future periods, it is not possible to estimate the amount or significance of these unusual or infrequent items without unreasonable efforts because these items are evaluated on an ongoing basis, can be highly variable and cannot reasonably be predicted. As such, we have included within this reconciliation the impact of only those items of which we are aware, can reasonably be predicted and are reasonably likely to occur during the period covered. Accordingly, forecasted net cash provided by operating and used by investing and financing activities presented within this reconciliation is provided for informational purposes only and should not be viewed as guidance, as the reported GAAP metric may differ materially from such forecasts due to the impact of the items of the type identified above.